Form of Binchy’s Opinion
Exhibit 5.1
[Binchys Letterhead]

20 June 2002

The Directors
SmartForce Public Limited Company
Belfield Office Park
Clonskeagh
Dublin 4
Ireland

Dear Sirs,

This letter is written in connection with the registration under the Securities Act of 1933, as amended (the “Registration”) of American Depositary Shares representing Ordinary Shares (the “Ordinary Shares”) of SmartForce Public Limited Company (the “Company”), to be issued in connection with the merger of Slate Acquisition Corp. (“Slate”), a wholly-owned subsidiary of the Company, with and into SkillSoft Corporation (“SkillSoft”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2002 by and among the Company, Slate and SkillSoft. We have advised the Company on Irish law issues which have arisen in relation to the Merger Agreement and the Registration.

We have not made any specific enquiry, inspection of documentation or independent verification for the purposes of this opinion. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from the rendering of the opinion set forth below.

Binchys are solicitors permitted to practice in Ireland. We do not purport to be experts on any laws other than the laws of Ireland and we have made no investigation of and express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Ireland.

For the purposes of this opinion we have examined the following documents:

1.
A copy of the Articles of Association of the Company adopted on March 31, 1995 as amended by Special Resolutions passed on July 6, 1995, April 28, 1998, January 26, 2000 and July 10, 2001 (the “Articles”);

2.	The Form S-4 Registration Statement (the “Registration Statement”) in respect of the Registration proposed to be filed on or about June 20, 2002 with the U.S. Securities and Exchange Commission; and

3.	The Share Register of the Company, its minute books and the records of the Company as maintained at the Companies Registration Office in Dublin.

The opinions and statement hereinafter expressed are subject to the following additional qualifications and exceptions:

a.  We express no opinion and make no statement as to the effect of applicable bankruptcy, insolvency, examinership, reorganisation, arrangement, moratorium or other similar laws of any jurisdiction affecting the rights of creditors and secured parties generally;

b.  We express no opinion and make no statement as to the effect or availability of rules of law of any jurisdiction governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

c.  We express no opinion and make no statement as to the effect of any requirements of or compliance with federal, state or other securities laws or any laws other than the laws of Ireland;

d.  We express no opinion and make no statement as to compliance with, or the effect of, any Irish or EU antitrust, patent, copyright, trademark or other intellectual property laws, rules, regulations or common law;

e.  We express no opinion and make no statement as to the effect of any statute, rule, regulation or other law enacted, or any court or regulatory decision rendered, after the date of this opinion, or the conduct of the parties or any other person following the date hereof, and we assume no obligation to advise you or any other person of any change, whether factual or legal, or whether or not material, that may arise or be brought to our attention after the date hereof;

f.  We express no opinion and make no statement with respect to any Irish statute, any published order, rule or regulation of any governmental agency of Ireland, and any requirement for any consent, approval, authorisation or order of any Irish governmental agency, in each case relating to or arising by reason of the acquisition by any person of more than 25% of the voting rights attached to the ordinary shares in the capital of the Company;

g.  The opinions expressed and statements made herein are subject to the effect of statutes, principles of law and equity and court decisions providing (i) that certain covenants and provisions of agreements are unenforceable where enforcement of such covenants or provisions under the circumstances would violate the enforcing party’s implied covenant of good faith and fair dealing, and (ii) that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof that the court finds to be unconscionable or contrary to public policy; and

h.  This opinion is subject to the effect of statutes and principles of law and equity providing that provisions of an agreement expressly or by implication waiving broadly or vaguely stated rights, unknown future rights or rights or defenses to obligations granted by law are unenforceable when such waivers are against public policy or prohibited by law.

You should be advised that our opinion is based upon current Irish statutes, rules, regulations, cases and official interpretative opinions, and that it covers certain items that are not directly or definitively addressed by such authorities.

With your permission and without verification by us, we have assumed for the purpose of rendering the opinions set forth herein that all signatures on the documents and instruments we have received for review are genuine, all natural persons who are signatories have the legal capacity to execute and deliver the said documents, all documents and instruments submitted to us as originals are authentic and complete, all documents and instruments submitted as copies conform to the originals and are complete and accurate, none of the aforesaid documents and instruments has been subsequently modified or terminated and none of the rights or obligations under the said documents has been waived or released.

Based upon and subject to the foregoing and conditional upon the passing at the Extraordinary General Meeting of the Company of the resolutions set out in the Notice of Extraordinary General Meeting of shareholders of the Company forming part of the Registration Statement, we are of the opinion that, upon completion of the Registration and the issue of the Ordinary Shares to be issued pursuant to the Merger Agreement:

(i)  under the Articles the authorized share capital of the Company will be €27,500,000 divided into 250,000,000 ordinary shares, par value €0.11 per share; and

(ii)  the adoption of the Articles and the creation of the Ordinary Shares will have been carried out in accordance with Irish law, so that when issued as contemplated under the Merger Agreement the Ordinary Shares represented by the American Depositary Shares to be registered pursuant to the Registration shall be legally and validly issued and shall be fully paid and no further contributions in respect thereof shall be required to be made to the Company by the holders of such Ordinary Shares by reason of their being such holders.

This opinion is addressed to you on the understanding that it may not be transmitted to any person for any purpose, or quoted or referred to in any public document or filed with any government agency or other person without our prior written consent. We hereby give such consent in relation to the filing of this letter as an exhibit to the Registration Statement and to the references made to our firm in the Registration Statement and incorporated by reference into any Registration Statement on Form S-4 filed with the Securities and Exchange Commission pursuant to Rule 462 of the Securities Act of 1933, as amended, under the heading “Legal Matters.”

Yours faithfully,

/s/    Binchys
BINCHYS

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